EXHIBIT 10.5

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

FOR

RBT PRO, LLC
a Delaware limited liability company

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
FOR
RBT PRO, LLC

RiceBran Technologies, a California corporation (“RBT”), and WONA Inc., a Delaware corporation (“WONA” and together with RBT, “Members”), agree, effective as of April 2, 2013 (the “Effective Date”), as follows:

ARTICLE I
Recitals.

1.1.           Certificate.  A Certificate of Formation for RBT PRO, LLC (“Certificate”), a limited liability company formed under the laws of the State of Delaware (“Company”), was filed with the office of the Delaware Secretary of State.

1.2           Original Operating Agreement.  A limited liability agreement of the Company has been adopted and approved by RBT as the sole member of the Company for the regulation of the Company under the Delaware Limited Liability Company Act (“Original Agreement”).

1.3           DSM Transaction.  RBT and DSM New Business Development B.V., a private company with limited liability organized under the laws of the Netherlands (“DSM”) previously entered into a Joint Research and Development Agreement dated August 15, 2011 (“R&D Agreement”) for the purpose of performing joint research and development for the development of rice bran derived products and related business development activities, as more fully described in the R&D Agreement.  As a result of the research conducted pursuant to the R&D Agreement, the parties thereto developed certain intellectual property and know-how (“Developed IP”).  Such Developed IP and certain background intellectual property and know-how owned by RBT and DSM respectively defined as the “DSM Background Technology” and “RBT Background Technology” was licensed to the Company pursuant to a License Agreement by and among DSM, RBT and the Company, effective as of March 1, 2013 (“DSM License Agreement”).

1.4           Sublicense Rights.  Effective as of the Effective Date, (i) RBT, the Company and Wilmar (Shanghai) Biotechnology Research & Development Centre Co., Ltd (“WBRDC”) entered a Sublicense Agreement pursuant to which the Company sublicensed certain rights under the DSM License Agreement and certain rights of WBRDC to RBT (“RBT Sublicense Agreement”) and (ii) RBT, the Company and WBRDC entered into a Sublicense Agreement pursuant to which the Company sublicensed certain rights under the DSM License Agreement and certain rights of RBT to WBRDC (“WBRDC Sublicense Agreement”).

1.5           Cross-License.  In connection with the business operations contemplated pursuant to the WBRDC Sublicense Agreement and the RBT Sublicense Agreement and in addition to the other license rights granted pursuant to those agreements, RBT and WBRDC licensed to each other rights in intellectual property pursuant to a Cross License Agreement of even date herewith (“Cross License Agreement”, and together with the WBRDC Sublicense Agreement and the RBT Sublicense Agreement, the “Sublicense Agreements”).

1.6           Additional Member; Manager Managed.  As of the Effective Date, the Company admitted WONA as an additional Member of the Company. The Members intend that the Company be Manager managed.

1.7           Amend and Restate Operating Agreement.  The Members desire to amend and restate the Original Agreement in its entirety; and to enter into this Agreement to govern the organization and operation of the Company and the scope and conduct of its business from and after the Effective Date.

1.8.           Adoption of Agreement.  The Members hereby adopt and approve this Amended and Restated Operating Agreement for the Company under the Act (as defined below) upon the terms set forth herein.

1.9           Currency.  Unless specifically provided otherwise herein, all references to monetary units shall refer to the currency of the United States of America.

ARTICLE II
Certain Definitions.

The following terms shall have the meanings set forth below unless the context requires otherwise:

“Act” means the Delaware Limited Liability Company Act, Delaware Code Annotated Title 6, Sections 18-101 through 18-1109, as amended from time to time and any corresponding provisions of succeeding law.

“Affiliate” means any individual, partnership, corporation, trust or other entity or association, that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with a Person.  The term “control,” as used above, means, with respect to a corporation or limited liability company, the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the controlled corporation or limited liability company and, with respect to any individual, partnership, trust, other entity or association, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.

“Agreement” means this Amended and Restated Limited Liability Company Agreement of RBT PRO, LLC, as amended.

“Assignee” means a person who has acquired a beneficial interest in the Company who is not a substitute Member in accordance with the requirements of this Agreement.

“Bankruptcy”  means, with respect to any Person, any of the following events occurring after the Effective Date:  (a) the filing by such Person for, or its consent to, the appointment of a trustee, receiver, or custodian of such Person’s assets: (b) the entry of an order for relief with respect to such Person in proceedings under the United States Bankruptcy Code, as amended or superseded from time to time; (c) the making by such Person of a general assignment for the benefit of creditors; (d) the entry of an order, judgment, or decree by any court of competent jurisdiction appointing a trustee, receiver, or custodian of the assets of such Person unless the proceedings and the person appointed are dismissed within ninety (90) days; or (e) the failure by such Person generally to pay his or her debts as the debts become due within the meaning of Section 303(h)(1) of the United States Bankruptcy Code, as determined by the Bankruptcy Court, or the admission in writing of such Person of its inability to pay its debts as they become due.

“Business” has the meaning set forth in Section 3.5.

“Business Day” means any day other than a Saturday, Sunday or a day upon which banking institutions are authorized or required by law or executive order to be closed in the City of New York, New York.

“Capital Account” means an account initially reflecting the Capital Contribution of a Member which the Company establishes and maintains for such Member pursuant to Section 4.3.

“Capital Contribution” means the total value of cash and fair market value of property, as determined by the Manager and the Management Committee contributed to the Company by a Member or the Member’s predecessor in interest.

"Capital Transaction" means (i) the sale, lease, exchange, condemnation, casualty or other disposition of the Company’s or Subsidiaries business or capital assets, whether voluntary or involuntary, and (ii) any financing or refinancing of the Company’s or Subsidiaries assets or other Company borrowing except for credit purchases of goods and services on a current basis and in the ordinary course of business.

“Certificate” means the Certificate of Formation for the Company, as originally filed with the Delaware Secretary of the State pursuant to Section 18-201 of the Act.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, the provisions of succeeding law, and to the extent applicable, the United States Treasury Regulations.  A reference to a specific section of the Code refers not only to that specific section but any corresponding provisions of any federal tax statute enacted after the date of this Agreement, as such specific section or corresponding provisions are in effect on the date of application of this Agreement containing such reference.

“Company” has the meaning set forth in Section 1.1.

“Co-Sale Closing” has the meaning set forth in Section 9.5.3.

“Co-Sale Confirmation Notice” has the meaning set forth in Section 9.5.2.

“Co-Sale Eligible Member” has the meaning set forth in Section 9.5.

“Co-Sale Eligible Residual Membership Interest” has the meaning set forth in Section 9.5.

“Co-Sale Notice” has the meaning set forth in Section 9.5.1.

“Co-Sale Residual Interest Deficit” has the meaning set forth in Section 9.5.1.

“Designees” has the meaning set forth in Section 6.2.1(a).

“Disposition Closing” has the meaning set forth in Section 10.6.

“Disposition Event” means one or more of the following with respect to a Member: the death, Bankruptcy or dissolution (other than dissolution following or in connection with a transfer or assignment by the Member permitted pursuant to ARTICLE IX) of the Member, the occurrence of any other event which terminates the continued Membership of a Member other than pursuant to a transfer or assignment by the Member pursuant to ARTICLE IX.

“Distributable Cash” means cash that the Manager and the Management Committee deems available for Distribution to the Members from any source including the net revenues from operations, net proceeds from any sales or other dispositions or refinancing of Company assets, and all principal and interest payments with respect to any note or other obligation received by the Company in connection with sales and other dispositions of Company assets, less any portion used to pay into or establish Working Capital Reserves.

“Distribution”, “Distribute” and “Distributed” mean the transfer of money or property by the Company to the Members without consideration.

“DSM” has the meaning set forth in Section 1.3.

“DSM License Agreement” has the meaning set forth in Section 1.3.

“Economic Interest” means a Member's share, or Economic Interest Owner's share, of the Company's Taxable Net Income, Taxable Net Loss, and/or Distributions of the Company's assets pursuant to this Agreement and the Act, but shall not include any other rights of a Member, including, without limitation, the right to vote or participate in the management, or any right to information concerning the business and affairs of the Company.

“Economic Interest Owner” means the owner of an Economic Interest (i) who has not been admitted as a Member in accordance with the requirements of this Agreement, or (ii) whose Membership Interest (but not that Member’s Economic Interest) has terminated.

“Effective Date” has the meaning set forth in the Preamble hereto.

“Exercise Notice” has the meaning set forth in Section 9.4.2.

“Fiscal Year” means the Company's fiscal year, which shall end on December 31.

“Former Member” has the meaning set forth in Section 10.1.

“Former Member's Interest” has the meaning set forth in Section 10.1.

“Majority in Interest of the Members” means one or more Percentage Interests of the Members which exceed fifty percent (50%) of the aggregate of all Percentage Interests held by all Members.

“Management Committee” initially means a four (4) Person committee, unless a different number is authorized in accordance with Section 6.2, and shall comprise such successors and replacements as may be selected from time to time pursuant to Section 6.2.1 of this Agreement.

“Manager” means W. John Short and any other Person added as a Manager pursuant hereto and any other Persons who succeed a Manager in that capacity.

“Member” means any Person holding Units that has been admitted to the Company as a Member with the approval of the Manager and the Management Committee or is an Assignee who has become a Member in accordance with ARTICLE IX, and has not resigned, withdrawn, dissolved, or had its Membership Interest terminated for any other reason.

“Membership Interest” means a Member's entire interest in the Company including the Member's Economic Interest, the right to vote on or participate in the management, and the right to receive information concerning the business and affairs of the Company.

“Non-Transferring Members” has the meaning set forth in Section 9.4.

“Original Agreement” has the meaning set forth in Section 1.2.

“Percentage Interest” means, with respect to each Unit Holder, the product of (a) 100% and (b) the quotient obtained by dividing (i) the number of Units held by a Member by (ii) the number of Units then outstanding.

“Permitted Transfers” has the meaning set forth in Section 9.3.

“Person” means any individual, corporation, partnership, association, limited liability company, trust, estate or other entity.

“Product” has the meaning given to such term in the DSM License Agreement.

“Purchase Agreement” means the Membership Interest Purchase Agreement, dated April 2, 2013, between the Company, RBT and WONA.

“Pro Rata Co-Sale Share” has the meaning set forth in Section 9.5.1.

“Purchasing Members” has the meaning set forth in Section 9.4.4.

“RBT” has the meaning set forth in the Preamble hereto.

“RBT Designees” has the meaning set forth in Section 6.2.1(a).

“RBT Sublicense Agreement” has the meaning set forth in Section 1.4.

“Regulatory Allocations” has the meaning set forth in Section 8.8.

“Remaining Members” has the meaning set forth in Section 10.1.

“Remaining Membership Interest” has the meaning set forth in Section 9.5.5.

“Residual Membership Interest” has the meaning set forth in Section 9.5.

“Right of Co-Sale” has the meaning set forth in Section 9.5.

“Rights of First Refusal” has the meaning set forth in Section 9.4.6.

“Securities Act” means the Securities Act of 1933, as amended.

“Selling Member” has the meaning set forth in Section 9.5.1.

“Subsidiary” means any Person of which more than Fifty Percent (50%) of the Voting Power is owned or controlled by the Company at any date of determination, either directly or through other Subsidiaries.

“Super-Majority in Interest” means one or more Members which hold, in the aggregate, in excess of Sixty Percent (60%) of the aggregate of all Percentage Interests held by all Members.

“Super-Majority of the Management Committee” means three (3) of the four (4) members of the Management Committee.

“Taxable Net Income and Taxable Net Loss” means the income, gain, loss, deductions and credits of the Company in the aggregate or separately, as appropriate, determined by certified public accountants for the Company and in accordance with United States generally accepted accounting principals, consistently applied, at the close of each Fiscal Year, reflected on the Company's information tax return filed for federal income tax purposes.

“Transfer” or “Transferred” means any sale, assignment, transfer, conveyance, pledge, hypothecation, or other disposition voluntarily or involuntarily, by operation of law, with or without consideration, or otherwise (including, without limitation, by way of intestacy, will, gift, bankruptcy, receivership, levy, execution, charging order or other similar sale or seizure by legal process) of all or any portion of any Membership Interest. Without limiting the generality of the foregoing, the sale or exchange of at least fifty percent (50%) of the voting stock of a Member, if a Member is a corporation, or the Transfer of an interest or interests of at least fifty percent (50%) in the capital profits of a Member (whether accomplished by the sale or exchange of interests or by the admission of new partners or members), if a Member is a partnership or limited liability company, or the cumulative Transfer of such interests in a Member in a series of related transactions that effectively equal the foregoing (including Transfer of interests followed by the incorporation of a Member and subsequent stock Transfer, or Transfer of stock followed by the liquidation of a Member and subsequent Transfers of interests) will be deemed to constitute a Transfer of the Member’s entire Membership Interest.  Notwithstanding the foregoing, “Transfer” shall not include any grant by RBT of a lien on its interest to the existing RBT lienholders/shareholders.

“Transferring Member” has the meaning set forth in Section 9.4.

“Transferred Membership Interest” has the meaning set forth in Section 9.4.

“Transfer Notice” has the meaning set forth in Section 9.4.1.

“Units” means a portion of a Membership Interest of a Member.  Each Unit shall represent an equal portion of the total Percentage Interests held by all Members, and the number of Units held by each Member shall be set forth on Exhibit A, as amended from time to time.  Units repurchased or redeemed by the Company shall terminate and no longer exist.

“Unit Holder” means a Member owning a Unit.

“Unreturned RBT Capital Contributions” means, as of a specified date, the total (but not less than zero) of (i) the Capital Contributions of RBT, less (ii) the aggregate amount of Distributions to RBT in respect of RBT’s Units pursuant to Section 7.2 excluding all minimum tax Distributions to RBT pursuant to Section 7.1.  For purposes of determining RBT’s Unreturned RBT Capital Contributions, the Unreturned RBT Capital Contributions shall be deemed to equal Two Million Four Hundred Thousand US Dollars ($2,400,000) on the day immediately before the Effective Date, reduced by the purchase price paid by WONA to RBT to purchase Units from RBT pursuant to the Purchase Agreement.

“Unreturned WONA Capital Contributions” means, as of a specified date, the total (but not less than zero) of (i) the Capital Contributions of WONA, less (ii) the aggregate amount of Distributions to WONA in respect of WONA’s Units pursuant to Section 7.2 excluding all minimum tax Distributions to WONA pursuant to Section 7.1. For purposes of determining WONA’s Unreturned WONA Capital Contributions, WONA’s Capital Contributions shall be deemed to be the amount paid by WONA to purchase Units from RBT pursuant to the Purchase Agreement.

“Unreturned Capital Contributions” means, as applicable, the Unreturned WONA Capital Contributions and the Unreturned RBT Capital Contributions.

“Voting Power” means with respect to any Person, the power to vote for or designate members of the board of directors, management committee, the manager or a similar Person or group, whether exercised by virtue of the record ownership of securities, under a close corporation, a limited liability company agreement, partnership agreement or similar agreement or under an irrevocable proxy.

“WONA” has the meaning set forth in the Preamble hereto.

“WONA Designees” has the meaning set forth in Section 6.2.1(a).

“WBRDC Sublicense Agreement” has the meaning set forth in Section 1.4.

“Working Capital Reserve” means any cash reserve for normal expenses and contingencies maintained by the Manager pursuant to Section 7.4.

ARTICLE III
Organization of the Company

3.1.           Formation.  The Members have formed a limited liability company under the Act.  This Agreement controls all rights and obligations of the Members, Economic Interest Owners and Managers, as such, to the fullest extent permitted by law.

3.2.           Name.  The name of the Company shall be “RBT PRO, LLC.”  The Company may conduct business under that name or upon compliance with applicable laws, any other name that the Manager, with the approval of the Management Committee, deems appropriate or advisable.  The Company’s name shall be the exclusive property of the Company and no Member shall have any rights in the name or any derivations thereof.

3.3.           Term.  The term of the Company will commence on the date of the filing of the Certificate and shall terminate as provided under ARTICLE XII.

3.4.           Office and Agent.

 (a)           Registered Office.  The Company shall continuously maintain a registered agent in the State of Delaware as required by Section 18-104(a)(2) of the Act. The initial registered office of the Company shall be 2711 Centerville Road, Suite 400, Wilmington, DE.  The initial registered agent shall be Corporation Service Company.  The Manager, with the approval of the Management Committee, may change the registered office and/or the registered agent at any time and from time to time, as permitted under the Act, upon prior written notice to the Members.

 (b)           Other Offices.  The principal office of the Company shall be located at RBT’s corporate offices in Scottsdale, Arizona, or such location as the Manager, with the approval of the Management Committee, may determine.  The Company also may have such other offices anywhere within and without the State of Arizona, as the Manager, with approval of the Management Committee, from time to time may determine.

3.5.           Purpose of the Company. The purpose of the Company is to, directly or through subsidiary entities established by the Company, (i) hold the license rights granted to the Company under the DSM License Agreement, to sublicense such rights to RBT and WBRDC, and to comply with the requirements of the DSM License Agreement, the RBT Sublicense Agreement and the WBRDC Sublicense Agreement and (ii) such other activities directly related to this purpose as may be deemed necessary or advisable by the Manager with the approval of the Management Committee to further such purpose and not prohibited under the terms of this Agreement or applicable law or regulation (the “Business”).

ARTICLE IV
Capital Contributions; Percentage Interest and Units.

4.1.           Initial Capital Contributions.  Prior to the Effective Date, RBT has made or shall be deemed to have made a total of Two Million Four Hundred Thousand US Dollars ($2,400,000) in Capital Contributions to the Company and received therefore a total of One Thousand (1,000) Units. Contemporaneously with the execution of this Agreement, each Member shall make Capital Contributions as set forth after each Member’s name on Exhibit A attached hereto, which Exhibit A shall be revised to reflect any additional contributions in accordance with Section 4.4.  The initial Capital Contributions of WONA shall equal the purchase price paid by WONA to acquire Units pursuant to the Purchase Agreement.

4.2.           Percentage Interests.  In exchange for the Capital Contributions set forth in Section 4.1, the Members shall be deemed to have contributed capital and shall receive the Percentage Interests set forth in Exhibit A.

4.3.           Capital Accounts.  The Company shall establish an individual Capital Account for each Member.  The Company shall determine and maintain each Capital Account in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv). Each Member's Capital Account shall initially be credited with the Capital Contribution made by such Member pursuant to Section 4.1.  If a Member transfers the Member’s Membership Interest in accordance with this Agreement, such Member's Capital Account shall carry over to the new owner of such Membership Interest pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(1).

4.4.           Additional Capital Contributions; Reimbursement. Except as required by the Purchase Agreement and Section 7.5 below, no Member shall have any obligation to make additional Capital Contributions to the Company.  Notwithstanding the foregoing, if RBT expends any amounts to perform any ordinary administrative functions for the Company, WONA shall promptly reimburse RBT for 50% of such amounts on cost-reimbursement basis and without any mark-ups.

4.5            Intentionally Omitted.

4.6.           Return of Capital Contribution.  No time is agreed upon as to when the Capital Contributions of the Members are to be returned or whether the Capital Contributions of the Members will be returned.  The Members shall not have the right to withdraw or demand return of their Capital Contributions nor shall the Members have the right to demand and receive property other than cash in return for their Capital Contributions.

4.7.           Adjustment upon Grant of Profits Interest.  In connection with the grant of a “profits interest” in the Company as determined pursuant to the applicable provisions of the Code, whether as consideration for the provision of services or the grant of other rights to or for the benefit of the Company by an existing Member acting in a Member capacity, or by a new Member acting in a Member capacity or in anticipation of being a Member, the Company shall increase or decrease the Capital Accounts of the existing Members to reflect a revaluation of Company property (including intangible assets such as goodwill) on the Company's books effective as of the date immediately before the date the grant of the profits interest in the Company occurs.  This provision is intended to comply with Treasury Regulation Section 1.704-1(b)(2)(iv)(f)(5)(iii).  Each of the Members hereby elects to apply this provision whenever there is a grant of a profits interest in the Company.

ARTICLE V
Members.

5.1            Members and Units.   Any Membership Interests in the Company shall be represented by Units. The Members shall have the rights of Members as provided herein.

5.2            Admission of Additional Members.  Other than substitute Members admitted pursuant to ARTICLE IX, additional Members may be admitted to the Company, only with the consent of the Management Committee as set forth below.  Any additional Members shall obtain Units and Membership Interests and will participate in the management, Taxable Net Income, Taxable Net Losses, and Distributions of the Company on such terms as are set forth herein.  Substitute Members and assignees of Members may be admitted only in accordance with ARTICLE IX.  Upon admission of a new or substitute Member, this Agreement shall be amended to set forth the name, Capital Contribution, number of Units and Percentage Interest of the new Member and the new Member shall enter into this Agreement as amended, subject to the following:

 (a)            Capital Contribution.  Each additional Member shall make a Capital Contribution in such amount and on such terms as a Super Majority of the Management Committee determines to be appropriate based upon the needs of the Company, the net value of the Company’s assets, the Company’s financial condition and the benefits anticipated to be realized by the additional Member;

 (b)            No Deemed Termination.  No Member shall be admitted if the effect of admission would be termination of the Company under Code Section 708(b);

 (c)            Compliance with Law.  The admission must comply with all applicable state and federal securities and all other applicable laws; and

 (d)            Agreement.  Each additional Member shall agree to be bound by the terms of this Agreement.

5.3.           Withdrawals or Resignations.  No Member may withdraw or resign from the Company without the prior written consent of the Management Committee, which consent shall not be unreasonably withheld or delayed.  If a Member withdraws from the Company, the withdrawing Member’s Membership Interest shall immediately terminate and the Member shall retain solely an Economic Interest.  Such withdrawal shall not entitle the withdrawing Member to the return of any of the withdrawing Member’s Capital Contribution.

5.4.           Payments to Members.  Except (i) as approved in writing by the Management Committee, (ii) as specified in this Agreement or (iii) as otherwise provided in an agreement between the Company and the Member that has been approved by the Management Committee, no Member or Affiliate of a Member is entitled to remuneration for services rendered or goods provided to the Company.  However, the Company shall reimburse RBT for reasonable organizational expenses (including, without limitation, legal and accounting fees and costs), on a cost-reimbursement basis without any mark-up, incurred to form the Company and prepare the Certificate and this Agreement.  If the Company does not have the funds available to so reimburse RBT, then WONA shall promptly pay to RBT 50% of such reimbursable amounts.

5.5.           Termination of Membership Interest.   Upon (i) any Transfer or attempted Transfer of all or a portion of a Member’s Membership Interest in violation of this Agreement, (ii) the occurrence of a Disposition Event as to such Member that does not result in the dissolution of the Company or (iii) the withdrawal or resignation of a Member in accordance with Section 5.3, the Membership Interest of that Member shall be terminated and thereafter that Member shall be an Economic Interest Owner only unless such Membership Interest is purchased by the Company and/or one or more of the Remaining Members as provided in ARTICLES IX and X.  Each Member acknowledges and agrees that such termination or purchase of a Membership Interest upon the occurrence of any of the foregoing events is not unreasonable under the circumstances existing as of the date hereof.

5.6.           Loans and Other Transactions with the Company.  With the express prior approval of a Super-Majority in Interest of the Members, a Member may loan money to the Company.  Interest shall be payable on any such loans at competitive rates for loans of similar character and amount, but not to exceed the maximum usury rate permitted for loans as to which no exemption from usury applies.  No such loan shall constitute a Capital Contribution or increase the Percentage Interest of the lending Member unless otherwise expressly provided herein or otherwise agreed by a Super-Majority in Interest of the Members.

5.7.           Meetings of Members.  Except as required by applicable law, no annual or regular meetings of the Members are required.  However, if meetings are held, then such meetings shall be held in accordance with this Section 5.7 and applicable law.

5.7.1         Place of Meetings.  Meetings of Members shall be held telephonically unless otherwise determined by the Management Committee.

5.7.2         Power to Call Meetings.  Meetings of the Members may be called by the Manager or by any Member holding twenty five percent (25%) or more of the total Units then outstanding, for the purpose of addressing any matters on which the Members may vote.

5.7.3         Notice of Meetings.

 (a)           Whenever Members are required or permitted to take any action at a meeting, a written notice of the meeting shall be given not less than ten (10) Business Days nor more than sixty (60) days before the date of the meeting to each Member entitled to vote at the meeting; provided that each Member shall be able to waive the notice requirements hereof in whole or part.  The notice shall state the place, date and hour of meeting and the general nature of the business to be transacted.  No other business may be transacted at such meeting unless at least a Majority in Interest of the Members is present at the meeting and approves such other business.

 (b)           Notice of a Members’ meeting shall be given either personally or by mail or other means of written communication (including by electronic transmission), addressed to the Member at the address of Member appearing on the books of the Company or given by the Member to the Company for the purpose of notice.  The notice or report shall be deemed to have been given at the time when delivered personally or deposited in the mail or sent by other means of written communication.

 (c)           Upon written request to the Manager by any Person(s) entitled to call a meeting of the Members, the Manager shall immediately cause notice to be given to the Members entitled to vote that a meeting will be held at a time requested by the Person(s) calling the meeting, not less than ten Business (10) days nor more than sixty (60) days after the receipt of the request.  If the notice is not given within five (5) days after the receipt of the request, the Person(s) entitled to call the meeting may give the notice.

 (d)           When a Members’ meeting is adjourned to another time or place, except as provided in the last sentence of this paragraph, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken.  At the adjourned meeting, the Company may transact any business that may have been transacted at the original meeting.  If the adjournment is for more than forty-five (45) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Member of record entitled to vote at the meeting.

5.7.4         Action without a Meeting.  Any action that may be taken at any meeting of the Members may be taken without a meeting if a written consent setting forth the action so taken is executed and delivered to the Company by Members having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all Members entitled to vote thereon were present and voting.

Any Member giving a written consent, or the Member’s proxy holder, may revoke the consent by a writing received by the Company prior to the time that the written consents of Members having the minimum number of votes that would be required to authorize the proposed action have been filed with the Company, but may not do so thereafter.  Such revocation is effective upon its receipt at the office of the Company.

5.7.5         Proxies.  The use of proxies in connection with this Section 5.7 will be governed in the same manner as in the case of corporations formed under the Delaware General Corporation Law.

5.8.           Intentionally Omitted.

5.9.           Members Are Not Agents.  The management of the Company is vested in the Manager, the Management Committee and duly appointed officers of the Company. No Member, acting solely in the capacity of a Member, is an agent of the Company nor can any member in such capacity bind or execute any Agreement or instrument on behalf of the Company.

ARTICLE VI
Management and Control of the Company.

6.1.           Management of the Company.  Except as otherwise provided in the Certificate or in this Agreement, the business, property and affairs of the Company shall be managed by the Manager, subject to such assistance, direction, approvals and consents as are required hereunder from the Management Committee and the authority granted to the Company’s officers by a Super Majority of the Management Committee.  The Manager, with approval of the Management Committee when required pursuant hereto, but subject to the powers delegated to the Company’s officers, shall have full and complete authority, power, and discretion to manage and control the Business, property and affairs of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company's Business, property and affairs, but in all cases subject to the limitations set forth herein.  The Manager and the Manager’s designees are authorized to endorse checks, drafts, and other evidences of indebtedness made payable to the order of the Company, but only for the purpose of deposit into the Company's accounts.  Without limiting the generality of the foregoing and subject to the limitations imposed under Sections 6.2.4 and 6.3 or in other express provisions of this Agreement, any employment agreement between the Manager and the Company that has been approved by a Super Majority of the Management Committee or any other required approvals of the Management Committee set forth herein, the Manager shall have all necessary powers to manage and carry out the purposes, Business, property, and affairs of the Company, including, without limitation, the power to exercise on behalf and in the name of the Company all of the powers of a “manager” described in the Act.

 6.1.1.        Election of Manager(s), Number, Term, and Qualifications; Vote of Managers.  The Company shall initially have one (1) Manager.  The initial Manager shall be W. John Short.  The number of Managers of the Company shall be fixed from time to time by the affirmative vote or written consent of a Majority in Interest of the Members; provided that in no instance shall there be less than one (1) Manager and provided further that if the number of Managers is increased to more than one (1), the Certificate shall be amended to delete the statement that the Company has only one Manager.    The term of office for a Manager shall be one year and may be renewed for subsequent one year term by a Majority in Interest of the Members. Managers shall be elected by the affirmative vote or written consent of a Majority in Interest of the Members.  A Manager need not be a Member, an individual, a resident of any specific State, or a citizen of the United States.  If there is more than one (1) Manager, the vote of a majority of the Managers shall govern all decisions to be made by the Managers.

 6.1.2.        Resignation.  Any Manager may resign at any time by giving written notice to the Members and remaining Managers without prejudice to the rights, if any, of the Company under any contract to which the Manager is a party.  The resignation of any Manager shall take effect upon receipt of that notice or at such later time as shall be specified in the notice; and, unless otherwise specified in the notice, the acceptance of the resignation shall not be necessary to make it effective. The resignation of a Manager who is also a Member shall not affect the Manager's rights as a Member and shall not constitute a withdrawal of a Member.

 6.1.3.        Removal.  All or any lesser number of Managers may be removed at any time, with or without cause, by the affirmative vote of a Majority in Interest of the Members at a meeting called expressly for that purpose, or by the written consent of a Super Majority in Interest of the Members.  Any removal shall be without prejudice to the rights, if any, of the Manager under any employment contract and, if the Manager is also a Member, shall not affect the Manager's rights as a Member or constitute a withdrawal of a Member.

6.2.           Management Committee. The Company shall be managed by the Manager, subject to the approval of the Management Committee to certain decisions specifically required herein.  The Management Committee shall be composed of at least four (4) individuals who may each be Members, Managers or any other Person selected to serve on the Management Committee as provided herein.

6.2.1         Election, Resignation and Removal of Management Committee Members.

 (a)           Election.  Two (2) of the Management Committee members shall consist of individuals appointed by RBT (“RBT Designees”).  The initial RBT Designees shall be W. John Short and Robert Smith.  The remaining two (2) Management Committee members shall consist of individuals appointed by WONA (“WONA Designees”, and together with the RBT Designees, the “Designees”).  The initial WONA Designees shall be Kwek Ju-Yang and Nicholas Lim.

 (b)           Resignation. Any member of the Management Committee may resign at any time by giving written notice to the Manager and the remaining Members of the Management Committee.  The resignation of any member of the Management Committee shall take effect upon receipt of that notice or at such later time as shall be specified in the notice; and, unless otherwise specified in the notice, the acceptance of the resignation shall not be necessary to make it effective. The resignation of a member of the Management Committee who is also a Member shall not affect the resigning member’s rights as a Member and shall not constitute a withdrawal of a Member.

 (c)           Removal.  The RBT Designees may be removed or replaced only by RBT.  The WONA Designees may be removed or replaced only by WONA.  RBT and WONA may remove their respective designees at any time, with or without cause.  Any removal of a member of the Management Committee that is a Member shall not affect such removed member’s rights as a Member or constitute a withdrawal of a Member.

6.2.2         Meetings of the Management Committee.  The Management Committee shall hold regularly scheduled telephonic meetings at least once each calendar quarter, and participation by telephone shall be arranged for Management Committee members. The Management Committee shall designate the times of these regular meetings.  No notice need be given of regular meetings for which the Management Committee has designated a time.  Special meetings of the Management Committee may be held at any time upon the call of any two (2) members of the Management Committee.  Notice of any special meeting shall be sent to the last known address of each Management Committee member at least five (5) Business Days before the meeting, which notice may be sent electronically.  Notice of the time, place and purpose of such meeting may be waived in writing before or after such meeting, and shall be equivalent to the giving of notice.  Attendance at such meeting, whether by telephone or in person,  shall also constitute a waiver of notice thereof, except where a Person attends for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.  Neither the business to be transacted at, nor the purpose of, any regular or special meeting need be specified in the notice or waiver of notice of such meeting.

 (a)           A quorum for the transaction of business at a meeting shall require the presence of a majority of the members of the Management Committee and at least one RBT Designee and one WONA Designee.  Except as otherwise provided in this Agreement, the vote or consent of three (3) Management Committee members shall be the act of the Management Committee.

 (b)           Meetings of the Management Committee shall be held at such location to be determined by the Management Committee, or such meetings may be held telephonically without a physical location.  The Management Committee may appoint from its members (i) a Chairman who shall preside at meetings, and (ii) a Secretary of the meeting.  At least one (1) Management Committee meeting each year shall be held in person.

 (c)           Anything in this Section 6.2 to the contrary notwithstanding, any action that may be taken at a meeting of the Management Committee may be taken without a meeting if a consent in writing, setting forth the action to be taken, shall be signed by those Persons with the requisite authority to take such action under this Agreement, with at least five (5) Business Days prior notice thereof provided to the members of the Management Committee (or with waiver thereof by the Members) and such consent shall have the same force and effect as a vote duly called and held.  No notice shall be required in connection with the use of a written consent pursuant to this Section 6.2.1 if a Supermajority of the Management Committee consents to the action.

 (d)           Meetings may be held by means of conference telephone or similar communications equipment so long as all persons participating in the meeting can hear each other.  Participation in a meeting by means of conference telephone shall constitute presence in person at such meeting, except where a Person participates in the meeting for the express purpose of objecting to the transaction of any business thereat on the ground that the meeting is not lawfully called or convened.

6.2.3.        Powers of the Management Committee.  Except as specifically provided herein, the Management Committee shall have no power to cause the Company to do any act, but shall have approval authority as expressly provided hereunder.

6.2.4.        Super-Majority Vote of the Management Committee.  Notwithstanding anything to the contrary contained herein, neither the Manager nor any Company officer shall have authority to cause the Company to take, and the Company shall not take, the following actions without first obtaining the affirmative vote or written consent of a Super Majority of the Management Committee:

 (a)            Any amendment to this Agreement or the Certificate unless specifically provided otherwise herein;

 (b)           The offering or sale by the Company or its Subsidiaries of any equity of debt securities, or any securities convertible into or exercisable for such securities;

 (c)           The redemption or repurchase of any securities of the Company or its Subsidiaries except as specifically provided otherwise herein;

 (d)            Entry by the Company into a partnership, joint venture or strategic alliance outside of the Business;

 (e)            Dissolve, liquidate or approve the dissolution or liquidation of the Company or its Subsidiaries;

 (f)             A change in the Business or to terminate the business or operations of the Company or its Subsidiaries;

 (g)           Filing any petition in bankruptcy or reorganization or instituting any other type of bankruptcy, reorganization or insolvency proceeding with respect to the Company or any of its Subsidiaries, consenting to the institution of involuntary bankruptcy, reorganization or insolvency proceedings with respect to the Company or any of its Subsidiaries, or the making by the Company or any of its Subsidiaries of a general assignment for the benefit of its creditors;

 (h)            Selecting an independent auditor for the Company or any of its Subsidiaries other than the independent auditor for RBT or an independent auditor affiliated with RBT’s independent auditor that is used in connection with RBT’s preparation of its financial statements;

 (i)             Making or modifying of any election regarding the characterization of the Company or its Subsidiaries for United States tax purposes;

 (j)            The entry into or continuation of any transaction or the amendment to any contract in relation to any transaction between the Company and a Member or any of its Affiliates not in the ordinary course of business or not on arm’s length commercial terms;

 (k)            The entry into, amendment, or waiver under, or in respect of, any contract or commitment not previously approved by a Super Majority of the Management Committee:
 (A)          with a value in excess of $50,000;
 (B)           which may incur costs of $50,000 or more;
 (C)           which is an “off balance sheet” transaction or other similar transaction; or
 (D)           which would result in any restriction on the Company carrying on or being engaged in the Business;

 (l)            The commencement or settlement of any litigation, arbitration or other proceedings or any application for an interim injunction or other application or action (including interim defense) with a value or potential value greater than $50,000.

 (m)           Any change in the accounting methods, policies and principles adopted by the Company;

 (n)           The obtaining of any additional finance (including by way of shareholder loan and third party finance) by the Company in excess of that previously approved by a Super Majority of the Management Committee;

 (o)           The creation of any charge or other security over any assets or property of the Company;

 (p)           The making of any loan or advance to any person, firm, body corporate or other business other than in the normal course of business and on an arm’s length basis;

 (q)           The giving of any guarantee or indemnity by the Company;

 (r)           The incurring of any capital expenditure (including obligations under hire-purchase and leasing arrangements) of any item or project of greater than $50,000 which is not previously approved by a Super Majority of the Management Committee;

 (s)           The payment of any dividends or other distributions from the Company or its Subsidiaries;

 (t)           The transfer of any Units in the Company; or

 (w)           Any acquisition or disposal by the Company or its Subsidiaries of any undertaking, business, company or securities of a company; or any assets or property (other than in the ordinary course of business) that are not previously approved by a Super Majority of the Management Committee.

6.3.           Consent of Members.  In addition to any other limitations expressly set forth in this Agreement, no Manager or officer shall have the authority to cause the Company to engage in (and the Company shall not engage in) the following transactions without first obtaining the affirmative vote or written consent of at least a Super-Majority in Interest of the Members.

 (a)           The sale, exchange or other disposition of all, or substantially all, of the Company's assets, except in the orderly liquidation and winding up of the Business of the Company upon its duly authorized dissolution, or the merger of the Company with another entity other than as part of a transaction primarily related to a change in the Company’s jurisdiction;

 (b)           Any act which would make it impossible to carry on the Business of the Company;

 (c)           Permitting of any additional Capital Contributions or issuance of Units other than pursuant to the Purchase Agreement;

 (d)           An alteration of the primary purpose of the Company (see Section 3.5); and

 (e)           The amendment of this Agreement or the Certificate, except as specifically provided otherwise herein.

6.4.           Liability of Manager and Management Committee Members; Performance of Duties.  No Manager, member of the Management Committee or officer shall be liable, responsible or accountable to the Company or to any Member for any mistake of fact or judgment, or doing or failing to do any act, or any loss or damage sustained by the Company or any Member, unless the loss or damage shall have been the result of gross negligence, reckless or intentional misconduct committed fraudulently or in bad faith or a knowing violation of law by the Manager, Management Committee member or officer.  In performing their respective duties, the Manager, the Management Committee members and any officers may rely on information obtained from agents or consultants retained by the Company, if the Manager, Management Committee member or officer reasonably and in good faith believes such persons to be reliable and competent as to such matter. Each of the Members acknowledges and agrees that except as provided above or elsewhere in this Agreement, the Manager, and any officers or Members of the Management Committee shall have no additional fiduciary duties to the Company or the Members.

6.5.           Devotion of Time.  Except as otherwise provided herein or in any employment agreements, Neither the Manager, the Management Committee members, the Members nor the officers of the Company are obligated to devote all or any specified portion of their time or business efforts to the affairs of the Company, but each shall devote appropriate time, effort and skill for the successful operation of the Company.

6.6.           Dead-Lock. In the event of a dead lock in any matter requiring consent or approval of a Super-Majority in Interest of the Members or Management Committee which remains unresolved for more than 60 days, then the matter shall be referred to the chief executive officers of RBT and Wilmar International Limited for resolution.

6.7.           Approval of Agreements.  Each of the Members hereby approves the DSM License Agreement and the Sublicense Agreements.

6.8.           Payments to Managers.  Except as specified in this Agreement, no Manager, Management Committee member or Affiliate thereof is entitled to remuneration for services rendered or goods provided to the Company.

6.9.           Acts of Manager as Conclusive Evidence of Authority.  Any note, mortgage, evidence of indebtedness, contract, certificate, statement, conveyance, or other instrument in writing, and any assignment or endorsement thereof, executed or entered into between the Company and any other Person, when signed by a Manager and any officer designated with signatory authority by the Management Committee is not invalidated as to the Company by any lack of authority of the signing party in the absence of actual knowledge on the part of the other Person that the signing party had no authority to execute the same.

6.10.         Limited Liability.  No person who is a Manager or officer or both a Manager and officer of the Company or a member of the Management Committee shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation, or liability of the Company, whether that liability or obligation arises in contract, tort, or otherwise, solely by reason of being a Manager, officer or Management Committee member.

6.11.         Membership Interests of and Voting by Manager.  Except as otherwise provided in this Agreement, Membership Interests held by the Manager as a Member shall entitle the Manager to all the rights of a Member, including without limitation the voting rights of a Member and the rights of an Economic Interest Owner.

6.12          Officers of the Company.  The Manager, with approval of the Management Committee, may designate one or more individuals as officers of the Company, who shall have such titles and exercise and perform such powers and duties as shall be assigned to them from time to time by the Manager. Officers need not be Members, Managers or residents of any specific State.

 (a)           Term. Any officer may be removed by the Manager or Management Committee at any time, with or without cause.  Each officer shall hold office until his or her successor shall be duly designated and shall qualify or until the earlier of the officer’s death, resignation or removal.  Any number of offices may be held by the same Person.  The salaries or other compensation, if any, of the officers and agents of the Company shall be fixed by the Manager, with approval of the Management Committee.

 (b)           Initial Officers of the Company.  The Manager hereby appoints, and the Management Committee approves, the following officers of the Company, who shall be subject to removal as provided in this Section 6.13:  (i) W. John Short, President and (ii) Dale Belt, Secretary and Treasurer.

 (c)            Powers and Duties of Officers.  The Chief Executive Officer, President, if any, and Vice Presidents shall have such powers and shall perform such duties as shall have been assigned to them from time to time by the Manager. The Secretary shall give, or cause to be given, notice of all meetings, and all other notices required by law or by this Agreement.  The Secretary shall record all the proceedings of the meetings in a book to be kept for that purpose, and shall perform such other duties as may be assigned to him or her from time to time by the Manager. The Treasurer shall have the custody of all funds, securities, evidences of indebtedness and other valuable documents of the Company.  The Treasurer shall receive and give or cause to be given receipts and acquaintances for moneys paid in on account of the Company and shall pay out of the funds on hand all just debts of the Company of whatever nature upon maturity of the same.  The Treasurer shall enter or cause to be entered in books of the Company to be kept for that purpose full and accurate accounts of all moneys received and paid out on account of the Company, and whenever required by Manager or the Management Committee, the Treasurer shall render a statement of the Company’s cash accounts. The Treasurer shall keep or cause to be kept such other books as will show a true record of the expenses, losses, gains, assets and liabilities of the Company.  Without limitation upon the foregoing, the Treasurer shall perform such other duties as may be assigned to him from time to time by the Manager.  If the Company has a Chief Financial Officer, the Chief Financial Officer shall be the Treasurer.

6.13.         Intentionally Omitted.

6.14.         WONA and RBT Reimbursement for Shared Employees.  If any WONA or RBT employee is required to perform services for the Company pursuant to the terms of this Agreement, then the Company shall promptly reimburse WONA or RBT for each such employee for an amount equal to the product of (i) the percent of time that WONA or RBT is required to provide services to the Company (subject to a maximum of 10%, and (ii) the amount of base salary and related payroll taxes and benefits paid by WONA or RBT to such WONA or RBT employee, all on a cost-reimbursement basis without any mark-up.

ARTICLE VII
Distributions of Distributable Cash.

7.1           Tax Liabilities.  Subject to any limitations contained elsewhere in this Agreement, the Company shall make minimum quarterly cash Distributions of Distributable Cash pursuant to Section 7.2 to each Member in an amount of cash equal to forty percent (40%) of the Taxable Net Income allocated to that Member with respect to each tax year of the Company.

7.2.           Discretionary Distribution of Distributable Cash.  Subject to applicable law and any limitations contained elsewhere in this Agreement, the Manager shall Distribute all or a portion of Distributable Cash to the Members at such time or times as the Management Committee may designate; provided that Distributions upon dissolution of the Company shall be made in accordance with Section 12.3.  Except as otherwise provided in Section 12.3 with respect to Distributions upon dissolution and liquidation, Distributions of Distributable Cash shall be made in the following priority:

 (a)           Capital Transaction.  Any amounts Distributed with regard to a Capital Transaction shall be made as follows:

 (i)           Preference.  First, to the Members to the extent of, and in proportion to, their Unreturned Capital Contributions; and

 (ii)           Percentage Interests.  Next, to the Members in proportion to their Percentage Interests.

 (b)           Not a Capital Transaction.  Any amounts Distributed other than with regard to a Capital Transaction shall be made to the Members in proportion to their Percentage Interests.

7.3.           No Restoration of Deficit Capital Account Balance.  No Member or Manager shall be obligated to contribute to the Company to restore a deficit in that Member's Capital Account balance.  No Member shall be obligated to contribute to the Company to allow a return of capital to any other Member.

7.4.           Maintenance of Working Capital Reserve.  The Management Committee, may set aside out of net cash from operations and cash from capital transactions a Working Capital Reserve for repayment of any Company indebtedness, for operating expenses and for the replacement or preservation of any Company asset.  Any portion of such Working Capital Reserve that the Management Committee deems unnecessary for the prudent conduct of Company business may be Distributed to the Members in accordance with this ARTICLE VII.

7.5.           Limitations on Distributions.  No cash or property shall be distributed to a Member to the extent that the Distribution is prohibited by Section 18-607 of the Act.  Any Member who receives a distribution from the Company, all or a portion of which is determined to have been prohibited by Section 18-607 of the Act, shall, within thirty (30) days following notice, return such prohibited portion of the distribution to the Company.

ARTICLE VIII
Allocations of Taxable Net Income and Taxable Net Loss.

8.1.           Taxable Net Income.  Except as otherwise provided in Section 8.2 or Section 8.3, Taxable Net Income shall be allocated to the Members in accordance with each Member’s Percentage Interest.

8.2           Taxable Net Loss.  Except as provided in this Section 8.2 or Section 8.3, Taxable Net Loss shall be allocated to the Members in accordance with each Member’s Percentage Interest.

Notwithstanding the previous sentence, loss allocations to a Member shall be made only to the extent that such loss allocations will not create a deficit Capital Account balance for that Member in excess of an amount, if any, equal to such Member's share of Company minimum gain, as such term is used in Treasury Regulations Section 1.704-2(g)(2), that would be realized on a foreclosure of the Company's property.  Any loss not allocated to a Member because of the foregoing provision shall be allocated to the other Members (to the extent the other Members are not limited in respect of the allocation of losses under this Section 8.2).  Any Taxable Net Loss reallocated under this Section 8.2 shall be taken into account in computing subsequent allocations of Taxable Net Income and Losses pursuant to this ARTICLE VIII, so that the net amount of any item so allocated and the Taxable Net Income and Losses allocated to each Member pursuant to this ARTICLE VIII, to the extent possible, shall be equal to the net amount that would have been allocated to each such Member pursuant to this ARTICLE VIII if no reallocation of Taxable Net Losses had occurred under this ARTICLE VIII.

8.3.           Special Allocations.

8.3.1.       Minimum Gain Chargeback.  Notwithstanding Sections 8.1 and 8.2, if there is a net decrease in Company minimum gain, as such term is used in Treasury Regulations Section 1.704-2(g)(2), during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, in subsequent Fiscal Years) in an amount equal to the portion of such Member's share of the net decrease in Company minimum gain that is allocable to the disposition of Company property subject to a nonrecourse liability, which share of such net decrease shall be determined in accordance with Treasury Regulations Section 1.704-2(g)(2).  Allocations pursuant to this Section 8.3.1 shall be made in proportion to the amounts required to be allocated to each Member under this Section 8.3.1.  The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(f).  This Section 8.3.1 is intended to comply with the minimum gain chargeback requirement contained in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

8.3.2.       Charge back of Minimum Gain Attributable to Member Nonrecourse Debt.  Notwithstanding Sections 8.1 and 8.2 of this Agreement, if there is a net decrease in Company minimum gain attributable to a Member nonrecourse debt, during any fiscal year, each Member who has a share of the Company minimum gain attributable to such Member nonrecourse debt (which share shall be determined in accordance with Treasury Regulations Section 1.704-2(i)(5)) shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, in subsequent fiscal years) in an amount equal to that portion of such Member's share of the net decrease in Company minimum gain attributable to such Member nonrecourse debt that is allocable to the disposition of Company property subject to such Member nonrecourse debt (which share of such net decrease shall be determined in accordance with Treasury Regulations Section 1.704-2(i)(5)).  Allocations pursuant to this Section 8.3.2 shall be made in proportion to the amounts required to be allocated to each Member under this ARTICLE VIII.  The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(i)(4).  This Section 8.3.2 is intended to comply with the minimum gain chargeback requirement contained in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

8.3.3.       Nonrecourse Deductions.  Notwithstanding Section 8.3.2, any nonrecourse deductions (as defined in Treasury Regulations Section 1.704-2(b)(1)) for any fiscal year or other period shall be specially allocated to the Members in proportion to their Percentage Interests.

8.3.4.       Member Nonrecourse Deductions.  Notwithstanding Section 8.3.2, those items of Company loss, deduction, or Code Section 705(a)(2)(B) expenditures which are attributable to Member nonrecourse debt for any fiscal year or other period shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member nonrecourse debt to which such items are attributable in accordance with Treasury Regulations Section 1.704-2(i).

8.3.5.       Qualified Income Offset.  Notwithstanding Section 8.2, if a Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), or any other event creates a deficit balance in such Member's Capital Account in excess of such Member's share of Company minimum gain, items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate such excess deficit balance as quickly as possible.  Any special allocations of items of income and gain pursuant to this Section 8.3.5 shall be taken into account in computing subsequent allocations of income and gain pursuant to this ARTICLE VIII, so that the net amount of any item so allocated and the income, gain, and losses allocated to each Member pursuant to this Section 8.3.5 to the extent possible, shall be equal to the net amount that would have been allocated to each such Member pursuant to the provisions of this ARTICLE VIII if such unexpected adjustments, allocations, or distributions had not occurred.

8.4.           Code Section 704(c) Allocations.  Notwithstanding any other provision in this ARTICLE XIII, in accordance with Code Section 704(c) and the Regulations promulgated thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its fair market value on the date of the contribution.  Allocations pursuant to Section 8.4 are solely for purposes of federal, state and local taxes.  As such, they shall not affect or in any way be taken into account in computing a Member's Capital Account or share of profits, losses, or other items of distributions pursuant to any provision of this Agreement.

8.5.           Allocation of Taxable Net Income and Loss and Distributions On Transferred Interest.  If any Economic Interest is transferred, or is increased or decreased by reason of the admission of a new Member or otherwise, during any Fiscal Year, each item of income, gain, loss, deduction, or credit of the Company for such Fiscal Year shall be assigned pro rata to each day in the particular period of such Fiscal Year to which such item is attributable (i.e., the day on or during which it is accrued or otherwise incurred) and the amount of each such item so assigned to any such day shall be allocated to the Member based upon his or her respective Economic Interest at the close of such day.

8.6.           Recapture Chargeback.  In the event the Company has taxable income chargeable as ordinary income under the recapture provisions of the Code, each Member's share of taxable gain or loss as a result of gain from sales shall be allocated, to the extent possible, pro rata among the Members who received depreciation or cost recovery allocations which gave rise to the recapture income until the amount of such prior allocations has been charged back to such Members.

8.7.           Section 754 Adjustment.  To the extent an adjustment to the adjusted tax basis of and Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such section of the Treasury Regulations.

8.8           Curative Allocations.  The allocations set forth in Sections 8.3.1 through 8.3.5, and in Section 8.7, hereof (the "Regulatory Allocations") are intended to comply with certain requirements of the Treasury Regulations.  It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section 8.8.  Therefore, notwithstanding any other provision of this ARTICLE VIII (other than the Regulatory Allocations), the Manager shall make such offsetting special allocations of income, gain, loss, or deduction in whatever manner the Manager determines appropriate so that, after such offsetting allocations are made, each Member's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and the Company items were allocated pursuant to Sections 8.1 and 8.2.  In exercising the Manager’s discretion under this Section 8.8, the Manager shall take into account future Regulatory Allocations under Section 8.3.5 that, although not yet made, are likely to offset other Regulatory Allocations previously made under Section 8.3.5.

8.9.           Obligations of Members to Report Allocations.  The Members acknowledge and agree to the allocations made by this ARTICLE VIII and agree to be bound by the provisions of this ARTICLE VIII in reporting their shares of Company income and loss for income tax purposes.

ARTICLE IX
Transfer and Assignment of Interests.

9.1           Transfer and Assignment of Interests.  Except as provided in Section 9.3, no Member shall be entitled to Transfer all or any portion of such Member’s Membership Interest except with the prior consent of the Management Committee, which consent may be given or withheld as the Management Committee may determine in its sole discretion.  Transfers in violation of this ARTICLE IX shall only be effective to the extent set forth in Section 9.4.  After the consummation of any transfer of any part of a Membership Interest, the Membership Interest so transferred shall continue to be subject to the terms and provisions of this Agreement and any further transfers shall be required to comply with all the terms and provisions of this Agreement.

9.2           Substitution of Members.  An Assignee shall have the right to become a substitute Member only if (i) consent of the Management Committee is given in accordance with, and as required by, Section 9.1, (ii) such person executes an instrument satisfactory to the Management Committee accepting and adopting the terms and provisions of this Agreement, and (iii) such person pays any reasonable expenses in connection with his or her admission as a new Member.  The admission of a substitute Member shall not release the Member who assigned the Membership Interest from any liability that such Member may have to the Company.

9.3           Permitted Transfers.  The Members may transfer their Membership Interests, subject to compliance with parts (ii) and (iii) of Section 9.2, to (a) any Affiliate of the Member, (b) any other Member and (c) as specifically allowed under this Agreement (“Permitted Transfers”).

9.4.           Right of First Refusal to Purchase Interest Transferred in Accordance with Section 9.1.  Except pursuant to a Disposition Event (which shall be governed by ARTICLE X) or a Transfer described in Section 9.3, each time a Member or Economic Interest Owner (a “Transferring Member”) proposes to Transfer in accordance with Section 9.1, all or any part of his, her or its Membership or Economic Interest (or as required by operation of law or other involuntary transfer to do so) (such Membership Interest or Economic Interest proposed to be Transferred, the ‘Transferred Membership Interest”), and without in any manner limiting the right of the Management Committee to withhold consent to the Transfer as permitted in Section 9.1, such Member shall first offer such Transferred Membership Interest to the non-transferring Members  (“Non-Transferring Members”) and then to the Company in accordance with the following provisions:

9.4.1.       Notice of Intent to Transfer.  Such Transferring Member shall deliver a written notice (“Transfer Notice”) to the Manager and the Non-Transferring Members stating (i) such Transferring Member's bona fide intention to Transfer such Transferred Membership Interest, (ii) the number of Units constituting the Transferred Membership Interest to be Transferred, (iii) the purchase price and terms of payment for which the Transferring Member proposes to Transfer such Transferred Membership Interest, and (iv) all other material terms of the proposed Transfer.

9.4.2.       Notice of Intent to Purchase.  Within thirty (30) days after receipt of the Transfer Notice (“Exercise Period”), the Non-Transferring Members shall notify the other Non-Transferring Members and the Transferring Member in writing of his, her or its desire to purchase a portion of the Transferred Membership Interest.  The failure of any Non-Transferring Member to submit a notice within the applicable period shall constitute an election on the part of that Non-Transferring Member not to purchase any of the Transferred Membership Interest.  If there is more than one Non-Transferring Member electing to purchase the Transferred Membership Interest, each Non-Transferring Member so electing to purchase shall be entitled to purchase a portion of the Transferred Membership Interest in the same proportion that the number of Units held by such Non-Transferring Members bears to the aggregate of Units held by all of the Non-Transferring Members electing to so purchase the Transferred Membership Interest.

9.4.3.       Election to Purchase Less than all of the Transferring Member’s Membership Interest.  In the event any Non-Transferring Members elects to purchase none or less than all of his, her or its pro rata share of the Transferred Membership Interest, then the other Non-Transferring Members can elect to purchase more than their pro rata share.  If such Non-Transferring Members fail to elect to purchase the entire Transferred Membership Interest, the Company may elect to purchase any remaining share of such Transferred Membership Interest.

9.4.4.       Purchase Terms.  Within one hundred eighty (180) days after receipt of the Transfer Notice the Company and the Non-Transferring Members electing to purchase the Transferred Membership Interest (“Purchasing Members”) shall have the first right to purchase or obtain the Transferred Membership Interest upon the price and terms of payment designated in the Transfer Notice.  If the Transfer Notice provides for the payment of non-cash consideration, the Company and such Purchasing Members each may elect to pay the consideration in cash equal to the good faith estimate of the present fair market value of the non-cash consideration offered as determined by the Management Committee.

9.4.5.       Expiration of Right of First Refusal.  Subject to Section 9.5, if the Company or the Non-Transferring Members elect not to purchase or obtain all of the Transferred Membership Interest designated in the Transfer Notice, then the Transferring Member may transfer the Transferred Membership Interest described in the Transfer Notice, to the extent the Non-Transferring Members and the Company have not elected to purchase Transferred Membership Interest, providing (i) the definitive agreements providing for such Transfer are executed and in full force within two hundred ten (210) days after the expiration of the Exercise Period, (ii) such Transfer  is completed within two hundred forty (240) days after the expiration of the Exercise Period, (iii) such Transfer is made on terms substantially similar to, and on no more favorable to the transferee than as designated in, the Transfer Notice, and (iv) the requirements of Sections 9.1 and 9.2 relating to consent of the Management Committee and other matters are satisfied.

9.4.6         Exclusion from Right of First Refusal.  The rights of first refusal of the Company and the Non-Transferring Members under Section 9.4 (“Rights of First Refusal”) shall not apply with respect to any portion of the Residual Membership Interest sold and to be sold by Non-Transferring Members pursuant to Section 9.5.

9.5           Right of Co-Sale.  Subject to prior compliance with Section 9.1, to the extent that the Company and the Non-Transferring Members do not exercise their respective Rights of First Refusal with respect to any portion of the Transferred Membership Interest pursuant to Section 9.4, then, each Non-Transferring Member that is not a Purchasing Member (“Co-Sale Eligible Member”) shall have the right to participate in the sale (the “Right of Co-Sale”) of a portion of the Transferred Membership Interest which is not being purchased by the Company or the Purchasing Members pursuant to their respective Rights of First Refusal (“Residual Membership Interest”).  The portion of the Residual Membership Interest that may be sold collectively by the Co-Sale Eligible Members (“Co-Sale Eligible Residual Membership Interest”) shall equal a fraction determined by dividing (i) the total number of Units consisting of the Residual Membership Interest held by the Co-Sale Eligible Members by (B) the total number of Units consisting of the Residual Membership Interest held by the Co-Sale Eligible Members and the Transferring Member.  The sale by Co-Sale Eligible Members of their Membership Interests under this Section 9.5 shall be on the same terms and conditions as specified in the Transfer Notice.  Such terms and conditions shall not include the making of any representations and warranties, indemnities or other similar agreements other than representations and warranties with respect to title of the Membership Interest being sold and authority to sell such Membership Interest and indemnities directly related thereto.

9.5.1         Exercise of Right of Co-Sale.  To exercise its rights hereunder, each Co-Sale Eligible Member (a “Selling Member”) must have provided a written notice to the Transferring Member (a “Co-Sale Notice”) within the Exercise Period indicating the portion of the Membership Interest that it holds of the same class as the Co-Sale Eligible Residual Membership Interest that it wishes to sell pursuant to this Section 9.5.  If the portion of the Membership Interests that the Selling Members desire to sell (as evidenced by the Co-Sale Notices) exceeds the Co-Sale Eligible Residual Membership Interest, each Selling Member will be entitled to sell up to its pro rata share of the Eligible Co-Sale Residual Membership Interest, based upon the ratio of (i) the number of Units held by the Selling Member on the date of the Transfer Notice to (ii) the number of Units held by the Transferring Member and the Selling Members on the date of the Transfer Notice (“Pro Rata Co-Sale Share”).  Notwithstanding the foregoing, if any Selling Member indicates that it desires to sell less than its Pro Rata Co-Sale Share of the Co-Sale Eligible Residual Membership Interest (such deficit, the “Co-Sale Residual Interest Deficit”), each other Selling Member shall be entitled to sell, in addition to their respective Pro Rata Co-Sale Shares, a portion of the Co-Sale Residual Interest Deficit equal to the ratio of the number of Units held by that other Selling Member to the number of Units being sold held by all other Selling Members that indicate that they desire to sell more than their entire Pro Rata Co-Sale Share.

9.5.2         Confirmation Notice.  Within ten (10) days after the expiration of the Exercise Period, the Transferring Member shall give written notice to the Company and each Selling Member specifying the portion of the Residual Membership Interest to be sold by each Selling Member exercising its Right of Co-Sale (the “Co-Sale Confirmation Notice”).

9.5.3         Closing.  Subject to compliance with applicable state and federal securities laws, the sale of the Membership Interests by the Selling Members under Section 9.5 shall occur within two hundred forty (240) days after the expiration of the Exercise Period (the “Co-Sale Closing”).  At the Co-Sale Closing, the Transferring Member shall remit, or will cause to be remitted, to each Selling Member, at the Co-Sale Closing, that portion of the proceeds of the Transfer to which each Selling Member is entitled by reason of each Selling Member’s participation in such Transfer pursuant to the Right of Co-Sale.  In addition, the Transferring Member, the Selling Member and the proposed Transferee shall execute all instruments of transfer and all amendments to this Agreement required to effect the Transfer(s).

9.5.4         Exclusion from Co-Sale.  This Right of Co-Sale shall not apply with respect to that portion of the Transferred Membership Interest sold or to be sold to Purchasing Members or the Company pursuant to the Right of First Refusal, nor shall it apply to Permitted Transfers in compliance with Section 9.3.

9.5.5         Transferring Member’s Right to Transfer.  If any portion of the Transferred Membership Interest remains available after the exercise of all Rights of First Refusal and all Rights of Co-Sale, then the Transferring Member shall, subject to compliance with Section 9.1, be free to Transfer any such remaining portion of the Transferred Membership Interest (“Remaining Membership Interest”) to the proposed Transferee on the terms provided in the Transfer Notice; provided, however, that if all of the Remaining Membership Interest is not so Transferred during the one hundred eighty day period following the end of the Exercise Period, then the Transferring Member may not, without the written consent of all the other Members, Transfer any portion of its Membership Interest other than pursuant to Section 9.3 hereof until the one year anniversary of the date one hundred and eighty (180) days after the Expiration of the Exercise Period.

9.6           Transfers in Violation of this Agreement and Transfers of Partial Membership Interests.  Upon a Transfer in violation of this ARTICLE IX, the transferee shall have no right to vote or participate in the management of the Company or to exercise any rights of a Member.  Such transferee shall only be entitled to receive the share of the Company's Taxable Net Income, Taxable Net Losses and distributions of the Company's assets to which the transferor would otherwise be entitled.  Notwithstanding the immediately preceding sentences, if, in the determination of the Management Committee, a transfer in violation of this ARTICLE IX would cause the termination of the Company under the Code, the transfer shall be null and void.

ARTICLE X
Consequences of a Disposition Event.

10.1          Disposition Event.  Upon the occurrence of a Disposition Event, the Company and/or the remaining Members (“Remaining Members”) shall have the option to purchase, and the Member (or his or her legal representative) whose actions or conduct resulted in the Disposition Event (“Former Member”) shall sell, the Former Member's Membership Interest (“Former Member's Interest”) as provided in this ARTICLE X.  The Former Member shall promptly notify the Company and all Members in writing after the occurrence of a Disposition Event.

10.2          Purchase Price.  The purchase price for the Former Member's Interest shall be an amount equal to the fair market value of the Former Member's Interest as of the Disposition Event, as determined by an independent appraiser jointly selected by the Former Member and by the Manager.  If the Former Member and Manager are unable to select an appraiser within thirty (30) days after the Former Member is given notice as provided herein, the Former Member and the Manager shall each select an appraiser within thirty (30) days after notice from the Manager or Former Member and the two appraisers so selected shall select a third appraiser who alone shall determine the value of the Former Member’s Interest.  The Company and the Former Member shall each pay one-half of the cost of the appraisal.  Notwithstanding the foregoing, if the Disposition Event results from a breach of this Agreement by the Former Member, the purchase price shall be reduced by an amount equal to the damages suffered by the Company and/or the Remaining Members as a result of such breach.

10.3          Notice of Intent to Purchase.  Within thirty (30) days after the purchase price of the Former Member's Interest has been determined in accordance with Section 10.2, each Remaining Member shall notify the other Members in writing of such Remaining Member’s desire to purchase a portion of the Former Member's Interest.  The failure of any Remaining Member to submit a notice within the applicable period shall constitute an election on the part of the Remaining Member not to purchase any of the Former Member's Interest.  Each Remaining Member so electing to purchase shall be entitled to purchase a portion of the Former Member's Interest in the same proportion as the number of Units held by the Remaining Member bears to the aggregate of the Units held by all of the Remaining Members electing to purchase the Former Member's Interest.

10.4          Election to Purchase Less than All of the Former Member's Interest.  If any Remaining Member elects to purchase none or less than all of his or her pro rata share of the Former Member's Interest, then the Remaining Members can elect to purchase more than their pro rata share.  If the Remaining Members fail to purchase the entire interest of the Former Member, the Company may purchase any remaining share of the Former Member's Interest.

10.5          Payment of Purchase Price.  The Company or the Remaining Members, as the case may be, shall pay the purchase price within ninety (90) days following the determination of the purchase price. The purchase price shall be payable as follows: (i) at least twenty percent (20%) of the purchase price shall be paid at the Disposition Closing (defined below) and the balance of the purchase price shall be payable in three (3) equal annual principal installments, plus simple accrued interest at the annual rate of five percent (5.0%), commencing on the one (1) year anniversary date of the Disposition Closing and continuing on such date for each succeeding year for the three (3) years. The Company and/or the Remaining Members, as applicable, shall have the right to prepay in full or in part at any time without penalty.  The obligation to pay the balance due shall be evidenced by a promissory note, which promissory note shall be subordinate to all indebtedness of the Company.

10.6          Closing of Purchase of Former Member's Interest.  The closing (“Disposition Closing”) for the sale of a Former Member's Interest pursuant to this ARTICLE X shall be held no later than ninety (90) days after the determination of the purchase price.  At the Disposition Closing, the Former Member shall deliver to the Company and/or the Remaining Members an instrument of transfer (containing warranties of title and no encumbrances) conveying the Former Member's Interest.  The Former Member, the Company and the Remaining Members shall do all things and execute and deliver all papers as may be necessary fully to consummate such sale and purchase in accordance with the terms and provisions of this Agreement.

ARTICLE XI
Accounting, Records, Reporting by Members

11.1.         Books and Records.  The books and records of the Company shall be kept, and the financial position and the results of its operations recorded, in accordance with GAAP.  The books and records of the Company shall reflect all the Company transactions and shall be appropriate and adequate for the Company's business.  The Company shall maintain at its principal office, 6720 North Scottsdale Road, Suite 390, Scottsdale, AZ 85253, all of the following and any other information required by Section 18-305 of the Act: (i) a current list of the full name and last known business, residence or mailing address of each Member, Management Committee member and Manager, both past and present; (ii) a copy of the Certificate and all amendments thereto, together with any power of attorney pursuant to which any amendment thereto has been executed; (iii) copies of the Company’s federal, state and local income tax or information returns and reports, if any, for the three most recent Fiscal Years; (iv) copies of this Agreement and any amendments hereto, and copies of any writings permitted or required under the Act; (v) copies of any financial statements of the Company for the three most recent Fiscal Years; (vi) minutes of any meetings of Members and any written consents obtained from Members; (vii) true and full information regarding the amount of cash and a description and statement of the agreed value of any other property or services contributed by each Member and which each Member has agreed to contribute in the future, and the date on which each became a Member; and (viii) the books and records of the Company as they relate to the internal affairs of the Company for at least the current and past four Fiscal Years.

11.2          Inspection by Members.

(a)            Inspection.  Except as provided in Section 11.2(b), any Company records are subject to inspection and copying at the reasonable request, and at the expense, of any Member during ordinary business hours by such Member or Member’s agent.  The Company may impose a reasonable charge, not to exceed the estimated cost of labor and material for production or reproduction, for copies of any documentation provided to a Member.

(b)            Confidentiality.  The Manager shall have the right to keep confidential from the Members (but not from the members of the Management Committee), for such period as the Manager deems reasonable, any information which the Manager reasonably believes to be in the nature of trade secrets or other information the disclosure of which the Manager in good faith believes is not in the best interest of the Company, of its business, or which the Company is required by law or by agreement with a third party to keep confidential.  The provisions of this Section 11.2(b) shall in no way limit the ability of the Designees from inspecting such information.

11.3          Reports.  The Company shall cause to be prepared at least annually information necessary for the preparation of the Members' federal and state income tax returns.  The Company shall send or cause to be sent to each Member within ninety (90) days after the end of each taxable year such information as is necessary to complete federal and state income tax or information returns.

11.4          Bank Accounts.  The Company shall maintain the funds of the Company in one or more separate bank accounts in the name of the Company, and shall not permit the funds of the Company to be commingled in any fashion with the funds of any other person.  The Manager, acting alone, is authorized to endorse checks, drafts, and other evidences of indebtedness made payable to the order of the Company, but only for the purpose of deposit into the Company's accounts.  All checks, drafts, and other instruments obligating the Company to pay money shall be signed in accordance with the requirements of this Agreement.

11.5.         Tax Matters Member.  The Members shall from time to time cause the Company to make such tax elections as they deem to be in the best interests of the Company and the Members. The Manager, or any other individual appointed by the Management Committee, shall be the “Tax Matters Partner,” as defined in Code Section 6231.

11.6          Financial Information. The Company shall cause to be prepared and delivered to each of the Members an annual financial report that shall describe in reasonable detail the financial and business activities of the Company and include the financial statements of the Company for the previous Fiscal Year. Such annual financial report shall be provided to the members not later than ninety (90) days following the end of Fiscal Year. In addition, the Company shall furnish to the Members unaudited monthly financial information.

11.7          Tax Information. The Company shall arrange for the preparation and timely filing of all returns of the Company’s income, gains, deductions, losses and other items necessary for income tax purposes. Each Member shall furnish to the Company all pertinent information in its possession relating to the Company’s operations that is necessary to enable the Company’s tax returns to be timely prepared and filed. Within ninety (90) days after the end of each Fiscal Year, the Company shall provide each Member with estimated K-1 tax reporting for the Company as of the end of and for the applicable Fiscal Year. With one hundred twenty (120) day after the end of each Fiscal Year, the Company shall provide to each Member a final Schedule K-1 tax reporting for the Company as of the end of and for the applicable Fiscal Year, together with such additional returns reflecting the Company’s operations. The Company shall bear the costs of preparing and filing of its tax returns.

ARTICLE XII
Dissolution and Winding Up

12.1          Conditions of Dissolution.  The Company shall dissolve upon the occurrence of any of the following events:

 (a)           Election.  The election by a Super-Majority in Interest; or

 (b)           Sale.  The sale or other disposition of all or substantially all of the assets of the Company and the distribution of the proceeds of the sale or other disposition to the Members.

12.2          Winding Up.  Upon the dissolution of the Company under the Act or this Agreement, the Company's assets shall be disposed of and its affairs wound up and the conduct of the Company’s business shall be limited to those matters consistent with the disposition of assets and winding up of affairs.

12.3.         Order of Payment of Liabilities, Distribution of Assets, Upon Dissolution. After determining that all known debts and liabilities of the Company in the process of winding-up, including, without limitation, debts and liabilities to Members who are creditors of the Company, have been paid or adequately provided for, the remaining assets shall be liquidated and the proceeds distributed, after taking into account Taxable Net Income and Loss allocations for the Company’s taxable year during which the liquidation occurs, to the Members in proportion to and to the extent of their positive Capital Account balances.  Such liquidating distributions shall be made by the earlier of (i) the end of the Company's taxable year in which the Company is liquidated, or (ii) ninety (90) days after the date of such liquidation.

12.4          Limitations on Payments Made in Dissolution.  Except as otherwise specifically provided in this Agreement, each Member shall be entitled to look solely to the assets of the Company for the return of the Member’s positive Capital Account balance and shall have no recourse for his or her Capital Contribution and/or share of Company profits against any other Member except as provided in ARTICLE XIII.

ARTICLE XIII
Indemnification of Agents.

13.1          Indemnification of Manager and Management Committee.   The Company, its receiver, or its trustee shall indemnify and hold harmless the Manager, the Members, the Management Committee members and the officers, and each of them, and each of their employees, agents, representatives and successors, to the fullest extent permitted by law, from and against any loss, expense, damage, claim, liability, expense or injury suffered or sustained by them because of any act or omission arising out of their activities on behalf of the Company or in furtherance of the interests of the Company or their status as a Manager, officer, Management Committee member, Member or agent of the Company, including without limitation any judgment, award, settlement, attorneys’ fees, and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding, or claim, regardless of whether the indemnified party ceases to act in the capacity at the time the liability or expense is paid or incurred and regardless of the identity of the party bringing the claim or action. Reasonable expenses incurred by an indemnified party in connection with the foregoing matters, to the fullest extent permitted by law, shall be paid or reimbursed by the Company in advance of the final disposition of such proceedings. A Person shall not be denied indemnification hereunder because such person had an interest in the action to which the indemnification applies, if the Person is otherwise entitled to indemnity hereunder.

13.2          Limitation on Indemnification.  Notwithstanding Section 13.1 above, no Person shall be entitled to or shall receive indemnification in respect to any matters that proximately result from the person’s fraud, bad faith, gross negligence or willful misconduct or the person’s material breach of this Agreement.

13.3          Indemnification on Successful Defense.  To the extent that the Person entitled to indemnification is successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in Section 13.1, or in the defense of any claim, issue or matter therein, the Company shall indemnify the Person against the expenses, including attorney’s fees, actually and reasonably incurred in connection therewith.

ARTICLE XIV
Investment Representations.

Each Member hereby represents and warrants to, and agrees with, the other Members and the Company as set forth below.

14.1.         Preexisting Relationship or Experience.  Such Member has a preexisting personal or business relationship with the Company or the Manager, or by reason of such Member’s business or financial experience, such Member is capable of evaluating the risks and merits of an investment in the Company and of protecting such Member’s its own interests in connection with this investment.

14.2.         No Advertising.  Such Member has not seen, received, been presented with, or been solicited by any leaflet, public promotional meeting, article or any other form of advertising or general solicitation with respect to the sale of the Membership Interest.

14.3.         Investment Intent.  Such Member is acquiring the Membership Interest for investment purposes for such Member’s own account only and not with a view to or for sale in connection with any distribution of all or any part of the Membership Interest.  No other Person will have any direct or indirect beneficial interest in or right to the Membership Interest.

ARTICLE XV
RBT Right of First Offer and Option.

15.1          New Rice Bran Business. If WONA or any of its Affiliates (collectively “WONA Affiliates”) decides to directly or indirectly, produce, manufacture, sell or otherwise commercialize any new products relating to rice bran or derivatives of rice bran using Licensed IP from RBT in China including Hong Kong and Macau (“Territory”) (such activities collectively, “New Rice Bran Business”), WONA shall grant to RBT a right to participate in that New Rice Bran Business as described in this ARTICLE XV. For the avoidance of doubt, “new products relating to rice bran or derivatives of rice bran” shall exclude the following products that are currently being produced by affiliates of WONA: (i) rice bran oil, (ii) bulk stabilized rice bran for animal consumption, (iii) bulk defatted rice bran for animal consumption, and (iv) any other rice bran related businesses engaged in by WONA Affiliates    in the Territory as of the date of this Agreement, in each case not using any of the intellectual property licensed by RBT or the Company to WBRDC pursuant to the Licensed IP.

 (a)           Definitions.  For purposes of this ARTICLE XV, the following terms shall have the meanings set forth below:

“IP Rights” means patents, patent applications and other statutory rights in inventions, copyrights, database rights, trademarks, design rights, applications for design rights, utility models and other similar or equivalent forms of statutory protection.

“Know-How” means know-how, trade secrets, inventions, data, processes, procedures, devices, methods, formulae and marketing and other information, whether or not patentable.

“Technology” means the IP Rights and Know-How collectively.

“Licensed IP” means all Technology that is licensed to WBRDC or RBT pursuant to any of the Sublicense Agreements, the Cross License Agreement or that is associated with the Extruders.

“WONA Entity” means any WONA Affiliate established to engage in a New Rice Bran Business that has only one class of capital stock.

15.2          Right of First Offer.  RBT shall have the right to participate in any New Rice Bran Business in the Territory as provided in this Section 15.2.

 (a)            Notice of New Rice Bran Business.  Each time that a WONA Affiliate decides to engage in a New Rice Bran Business, WONA shall provide written notice to RBT (“WONA Notice”), which notice shall set forth (i) a description of such new business, (ii) the estimate of any costs and expenses to be incurred by that WONA Affiliate in establishing the business, including the construction of any facility , (iii) the estimated time to complete any related facility required for the commercial operations to commence, (iv) the nature of products that will be manufactured and commercialized by that WONA Affiliate, (v) an estimate of the operating cost, for the first two (2) years of that WONA Affiliate’s commercial operations, (vi) the cost to incorporate the WONA Entity and (vii) an offer by that WONA Affiliate to sell to RBT forty five percent (45%) of the capital stock of that WONA Entity (“WONA First Offer Shares”).

 (b)            RBT Right of First Offer.  RBT shall have the right to purchase the WONA First Offer Shares (“RBT Right of First Offer”).  To exercise the RBT Right of First Offer, RBT shall send to that WONA Entity within Sixty (60) days after RBT receives the WONA Notice (“RBT Election Period”) (i) a written election to accept the RBT Right of First Offer (“Election”), and (ii) an amount equal to forty five percent (45%) of the cost to incorporate the WONA Entity to start up that New Rice Bran Business.

 (c)            WONA Entity Charter and Governing Documents; Management. If RBT makes an Election with respect to a WONA Entity, WONA Affiliate shall manage the related WONA Entity, provided, however, that (i) RBT shall continue to hold forty five (45%) of the single outstanding class of the WONA Entity’s capital stock and (ii) the WONA Entity shall not engage in any transaction with any WONA Affiliate (other than as shareholder of the WONA Entity) unless the terms and conditions of such transaction, on an overall basis, are fair and reasonable to the WONA Entity and are at least as favorable to the WONA Entity as those that are generally available from Persons capable of similarly performing them and in similar transactions between parties operating at arm's length. All other terms and conditions of the charter and governing documents and agreements for the WONA Entity and the RBT investment therein shall be agreed upon in good faith by RBT and the WONA Affiliate applying commercially reasonable and customary terms for a joint enterprise of this type.

15.3          Option to Purchase Shares.  If RBT notifies WONA of its intention not to make an Election or does not make an Election with respect to a WONA Entity during the RBT Election Period, RBT shall have the option to purchase twenty five percent (25%) of the outstanding shares (“Option Shares”) of the WONA Entity (“Option”).  RBT may exercise the Option at any time from the date that RBT receives the WONA Entity Notice until the second (2nd) anniversary of such date (“Option Period”). The exercise price (“Exercise Price”) of the Option shall equal twenty five percent (25%) of the capital investment made in that WONA Entity, including the cost to construct the facility plus interest calculated at borrowing cost of Wilmar International Limited.  To exercise the Option, RBT shall send a written exercise notice to WONA during the Option Period, along with funds equal to the Exercise Price. Upon RBT exercising its Option under this Section 15.6, RBT and WONA shall agree on commercially reasonable and customary charter and governance provisions as provided in Section 15.5.

15.4          Information.  WONA shall provide to RBT all information reasonably requested by RBT relating to New Rice Bran Business or the WONA Entity to enable RBT to decide whether to purchase WONA First Offer Shares or Option Shares.

15.5          WONA Entity.  The only business that the WONA Entity shall conduct shall be a New Rice Bran Business in the Territory.

ARTICLE XVI
Miscellaneous.

16.1.         Entire Agreement.  Other than as provided in the Purchase Agreement and the Sublicense Agreements regarding the rights of the Members, this document constitutes the entire agreement between the parties with respect to the subject matter herein, all oral agreements being merged herein, and supersedes all prior representations with respect thereto.  Other than as provided in the Purchase Agreement and the Sublicense Agreements, there are no representations, agreements, arrangements, or understandings, oral or written, between or among the parties relating to the subject matter of this Agreement that are not fully expressed herein.

16.2.         Interpretation.  All pronouns shall be deemed to refer to the masculine, feminine, or neuter, singular or plural, as the context in which they are used may require.  All headings herein are inserted only for convenience and ease of reference and are not considered in the interpretation of any provision of this Agreement.  Numbered or lettered articles, sections and subsections herein contained refer to articles, sections and subsections of this Agreement unless otherwise expressly stated.  In the event any claim is made by any Member relating to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular Member or his or her counsel.

16.3.         Severability.  If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way.

16.4.         Notice.  Any notice under this Agreement shall be in writing, and any written notice or other document shall be deemed to have been duly given (i) on the date of personal service on the parties, (ii) on the third Business Day after mailing, if the document is mailed by registered or certified mail, (iii) one day after being sent by professional or overnight courier or messenger service guaranteeing one-day delivery, with receipt confirmed by the courier, or (iv) on the date of transmission if sent by telegram, telex, telecopy or other means of electronic transmission resulting in written copies, with receipt confirmed.  Any such notice shall be delivered or addressed to the parties at the addresses set forth below the party's signature to this Agreement or at the most recent address specified by the addressee through written notice under this provision.  Failure to conform to the requirement that mailings be done by registered or certified mail shall not defeat the effectiveness of notice actually received by the addressee.

16.5.         Amendment.  Except as specifically provided otherwise herein, the provisions of this Agreement may be modified, in whole or in part, at any time by written consent of all the Members.

16.6.         Counterparts.  This Agreement may be executed in any number of counterparts with the same effect as if the parties had all signed the same document.  All counterparts shall be construed together and shall constitute one agreement.

16.7.         Attorneys' Fees; Prejudgment Interest.  If the services of an attorney are required by any party to secure the performance of this Agreement or otherwise upon the breach or default of another party to this Agreement, or if any judicial remedy or arbitration is necessary to enforce or interpret any provision of this Agreement or the rights and duties of any Person in relation thereto, the prevailing party shall be entitled to reasonable attorneys' fees, costs and other expenses, in addition to any other relief to which such party may be entitled.  Any award of damages following judicial remedy or arbitration as a result of the breach of this Agreement or any of its provisions shall include an award of prejudgment interest from the date of the breach at the maximum amount of interest allowed by law.

16.8.         Remedies Cumulative.  No remedy or election hereunder shall be deemed exclusive but shall whenever possible be cumulative with all other remedies at law or in equity.

16.9.         Succession.  Subject to the provisions otherwise contained in this Agreement, this Agreement shall inure to the benefit of and be binding on the successors and assigns of the respective parties.

16.10.       Specific Performance.  Each party's obligations under this Agreement are unique.  The parties each acknowledge that, if any party should default in performance of the duties and obligations imposed by this Agreement, it would be extremely impracticable to measure the resulting damages.  Accordingly, the nondefaulting party, in addition to any other available rights or remedies, may sue in equity for specific performance, and the parties each expressly waive the defense that a remedy in damages will be adequate.

16.11.       Captions.  All paragraph captions are for reference only and shall not be considered in construing this Agreement.

16.12.       Time.  Time is of the essence of this Agreement.

16.13.       Parties in Interest.  Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action against any party to this Agreement.

16.14.       Further Assurances.  The Members shall execute and deliver all such further documents and instruments, and take all further actions as may be necessary to consummate the transactions contemplated hereby.

16.15       Governing Law; Arbitration.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to conflicts of laws principles.  Any controversy or claim arising out of or relating to this Agreement, or the breach thereof shall be settled by binding arbitration administered by the International Chamber of Commerce in accordance with its arbitration rules and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Claims shall be heard by a single arbitrator. The place of arbitration shall be London, England and the language of the arbitration shall be English.

[Remainder of page intentionally left blank]

EXHIBIT A

Capital Contributions

Member	Total Initial Capital Contributions
RBT	$1,200,000	*
Wilmar	$1,200,000	*

Percentage Interests

Member	Units	Percentage Interest
RBT	500*	50%
Wilmar	500*	50%
Total	1,000	100%

Initial Capital Accounts

Member	Initial Capital Accounts (as of Effective Date)
RBT	$1,200,000	*
Wilmar	$1,200,000	*

*	Reflects the transfer of 500 Units from RBT to Wilmar.

MEMBERS		MANAGER

RICEBRAN TECHNOLOGIES,
a California corporation		/s/ W. John Short
W. John Short, as Manager
By:	/s/ W. John Short
	Authorized Signatory	Address: 6720 N. Scottsdale Road,
Suite 390
Scottsdale, AZ 85253

Address:                6720 N. Scottsdale Road,
Suite 390
Scottsdale, AZ 85253

WONA Inc,
a Delaware corporation

By:	/s/
Authorized Signatory

Address For Receiving Notices:
Kwek Ju-Yang (juyang@wilmar.com.sg)
c/o Wilmar International Limited
9 Kreta Ayer Road
Singapore 088985

SIGNATURE PAGE TO THE LIMITED LIABILITY COMPANY AGREEMENT:  RBT PRO, LLC